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                                   EXHIBIT 3.4
                               AMENDMENT TO BYLAWS
                        OF COMMUNITY CAPITAL CORPORATION
                             As of January 16, 2002

     The Bylaws of Community Capital Corporation (the "Corporation") dated April 8, 1988, as amended on May 16, 1994, are hereby amended as follows:

A new article to the Corporation's Bylaws is hereby adopted and ratified as follows:

                                   ARTICLE VII

                               DIRECTORS EMERITUS

     Section 7.01 Number; Election. Each Director Emeritus shall be a Director or former Director of the Corporation. The number of Directors Emeritus shall be fixed, and each Director Emeritus shall be elected, from time to time by a majority vote of the Board of Directors. Each Director Emeritus shall remain a Director Emeritus until his or her removal, resignation, death, or incapacity.

     Section 7.02 Authority. All Directors Emeritus shall be given notice of all meetings of the Board of Directors and shall be entitled to all information generally made available to Directors as well as participate in meetings of the Board of Directors. No Director Emeritus shall, nor is any Director Emeritus entitled to, vote on any matter. No Director Emeritus shall be deemed to be a fiduciary of the Corporation for any purpose and shall not assume any liability or obligation for any act or omission undertaken as a Director Emeritus.

     Section 7.03 Resignation. Any Director Emeritus desiring to resign as a Director Emeritus may notify the Secretary of the Corporation in writing of such desire. The duties of such Director Emeritus shall terminate upon receipt by the Secretary of such notice.

     Section 7.04 Removal. Any Director Emeritus may be removed as a Director Emeritus, with or without cause, by a majority vote of the Board of Directors.

     Section 7.05 Compensation. No Director Emeritus is entitled to receive any fixed sum, or reimbursement of expenses, for attendance at any Board of Director meeting or to receive any salary as a Director Emeritus. These prohibitions shall not preclude any Director Emeritus from serving the Corporation or its subsidiaries in any other capacity and receiving compensation therefor.

     Section 7.06 Elimination of Director Emeritus Designation. Upon a majority vote of the Board of Directors at any time, the provisions of this Article VII may be suspended, and the terms of all existing Directors Emeritus, and all corresponding rights and privileges as Directors Emeritus, shall immediately terminate.

     Except as specifically set forth above, the Bylaws, as amended, shall remain in full force and effect.

                                   CERTIFICATE

     The foregoing is an amendment to the Corporation's Bylaws adopted as of January 16, 2002.


                                                    /s/ R. Wesley Brewer
                                                    ----------------------------
                                                    R. Wesley Brewer - Secretary
                                                    Date: January 16, 2002

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